EXHIBIT 10.32

Donald T. Heroman

Dear Don:

This letter agreement (“Agreement”) sets forth the terms and conditions of our offer of employment to you as Chief Financial Officer of Equifax Inc. After you have reviewed the terms of our offer, please sign below to signify your acceptance. We anticipate that your employment will commence on November 25, 2002, and we look forward to working with you as a key member of our leadership team.

1. Employment as Corporate Vice President and Chief Financial Officer of Equifax. We are hereby offering you (hereinafter “Executive”) the position of Corporate Vice President and Chief Financial Officer of Equifax Inc. (“Equifax”). Executive will report to the CEO of Equifax for all operational, general, and administration matters. Executive’s duties will include formulating company financial policy and plans, directing activities associated with the investment of the company’s assets and funds, and the general management of the accounting, tax, insurance, budget, credit and treasury functions. Executive will perform such additional duties and have the responsibilities and powers as delegated to him from time to time by the CEO of Equifax or the Board of Directors. Executive accepts the duties listed above and agrees to perform in compliance with instructions and directives of management and to render his services for the term of this Agreement.

2. Term. This Agreement shall commence on November 25, 2002 and continue in effect until either party gives notice of termination (such period, the “term of this Agreement”). Either party may terminate this Agreement for any reason and at any time, with or without cause and with or without advance notice.

3. Extent of Services. Executive agrees that during the term of this Agreement he will devote his full working time and all of his energy and skill to the diligent performance of Executive’s duties.

4. Consideration. As consideration for all of the services performed by Executive pursuant to this Agreement and the Restrictive Covenant set forth in Section 5, Equifax will compensate Executive during the term of this Agreement as follows:

4.1 Base Salary. Executive will be entitled to an annual base salary of Three Hundred Seventy Thousand dollars ($370,000), payable by direct deposit in equal biweekly installments.

4.2 Benefits. Executive will be entitled to participate in all employee benefit plans and perquisites of Equifax in effect from time to time (including health, life, disability, dental, retirement plans, financial planning and tax counseling services, and country club membership) in which employees at his level are entitled to participate.

4.3 Annual Incentive. Executive will be eligible for an annual incentive payment in accordance with the Executive Incentive Plan in effect for each year. Per Plan guidelines, the amount of the incentive payment is determined by Equifax’s overall financial performance and Executive’s individual performance. Executive’s target bonus will be 60% of base salary paid in the year, with the opportunity to earn up to 180% of base salary paid in the year. Equifax agrees to pay Executive an incentive payment of $300,000 for Plan year 2002, in an effort to offset any incentive or bonus Executive will forfeit as a result of commencing employment with Equifax. The Executive Incentive Plan may be modified at any time in Equifax’s sole discretion.

4.4 Restricted Stock. Immediately upon commencement of employment or the earliest practical date thereafter, Executive will receive a grant of 10,000 shares of Equifax Inc., restricted stock, which will vest in full upon the third anniversary of the stock grant. Immediately upon commencement of employment or the earliest practical date thereafter, Executive will receive a second grant of 12,000 shares, which will vest in 50% increments beginning on the first anniversary date of the grant. This second grant will become fully vested on the second anniversary of the grant. These restricted stock grants will be subject to the additional terms and conditions set forth in separate restricted stock agreements.

4.5 Stock Options. Immediately upon commencement of employment or the earliest practical date thereafter, Equifax will grant Executive an option to purchase 60,000 shares of Equifax Inc., common stock at the fair market value on the day of the grant. One-fourth of the shares will vest as of the grant date. Another one-fourth of the shares will vest on each subsequent anniversary of the grant. The shares will become fully vested on the third anniversary of the grant. This grant will be tax qualified, or incentive stock options, to the full extent permitted under applicable laws or regulations. Additionally, this stock option grant will be subject to the additional terms and conditions set forth in a separate stock option agreement.

4.6 Executive Life & Supplemental Retirement Benefit Plans. Upon employment, Executive will be designated a participant in the Executive Life Plan. During the term of this Agreement, Equifax will pay all policy premiums to provide Executive $3 million in life insurance coverage under this plan. Equifax is currently redesigning its Executive Supplemental Retirement Benefit Plan, in which Executive will be entitled to participate at the appropriate level once the Plan has been adopted and approved by the Compensation and Human Resources Committee of the Board. Equifax’s intent is to provide Executive at least as much value under this Plan as Executive has under his current supplemental retirement benefit plan.

4.7 Change in Control. Upon employment Executive will receive a separate Change-in-Control agreement, which will provide certain enhanced severance benefits under specific circumstances. The severance benefits in the Change-in-Control agreement are in lieu of and not in addition to any severance benefits payable pursuant to the Severance Pay Plan for Salaried Employees.

5. Restrictive Covenants.

5.1 Definition. As used in this Section 5, the term “Equifax” means Equifax Inc., and any of its subsidiary, affiliated or successor companies.

5.2 Noncompetition Agreement. Executive agrees that he will not, during employment with Equifax and for a period of two (2) years following the termination of his employment, within the Territory (as defined in the attached Exhibit A), directly or indirectly, provide any Services (as defined below) to or for the benefit of any individual, business, corporation or other entity or organization that engages in any of the following businesses: consumer credit reporting services, direct to consumer credit reporting services and products, credit and direct marketing services, customer relationship management and customer data integration products, fraud protection services, airport passenger security services and products, commercial credit reporting services, identity authentication services and global regulatory data services (the “Company’s Products and Services”). As used herein, “Services” means (a) acting as an executive officer with general responsibility for financial policy and planning, and (b) without limiting the forgoing, participating in, and managing and supervising others in, accounting, tax, insurance, budget, credit, or treasury functions.

5.3 Remedies Upon Breach. Executive agrees that Equifax will be entitled, in addition to any other remedies and damages available, to an injunction restraining violations or threatened violations of this Section 5, as well as an award of any attorneys’ fees which Equifax may incur in enforcing, to any extent, the provisions of this Section 5, whether or not litigation is actually commenced and including any appeal.

6. Assignability. This Agreement is binding on Equifax and any successors of Equifax. Equifax may assign this Agreement and its rights under this Agreement in whole or in part to any corporation or other entity with or into which Equifax may merge or consolidate or to which Equifax may transfer all or substantially all of its respective assets.

7. Amendment, Waiver. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by Executive and such officer or officers as may be specifically designated by the Board of Directors of Equifax to sign on their behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8. No Conflicting Obligations. Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person, and that he has no rights or obligations which may conflict with the interests of Equifax or with Executive’s duties and obligations under this Agreement. Executive agrees to notify Equifax immediately if any conflicts occur in the future.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise the substantive laws of the State of Georgia.

10. Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

11. Construction of Agreement. It is the intent of the parties that this Agreement will be considered severable in part and in whole, and that if any covenant or other provision hereof is determined to be unenforceable in any part, that portion of the Agreement will be severed or modified by the Court so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein will be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense will not affect the enforceability of this Agreement. Except as otherwise expressly provided herein, all of the consideration to be provided to Executive hereunder shall be paid or otherwise provided on and in accordance with and subject to Equifax’s standard policies, practices, terms and conditions applicable from time to time under Equifax’s plans, programs and arrangements relating to compensation and benefits of the type agreed to be provided, including without limitation, the terms and conditions of Equifax’s standard forms of stock option or other applicable executive compensation agreements . Without limiting the foregoing, any and all benefit plans or other plans, programs and arrangements may be modified, amended, replaced or terminated at Equifax’s sole discretion unless otherwise expressly provided therein or herein.

12. Certification of Understanding. Executive certifies that Executive received a copy of this Agreement for review and study before being asked to sign it; read this Agreement carefully; had sufficient opportunity before the Agreement was signed to ask questions about the provisions of the Agreement and received satisfactory answers; and understands the Executive’s rights and obligations under the Agreement. This Agreement constitutes the complete understanding and agreement of the parties concerning the subject matter of this Agreement. Except as provided in Sections 4.4, 4.5, 4.7, and 13, there are no other agreements, written or oral, express or implied, between the parties, concerning the subject matter of this Agreement.

13. Employment Requirements. Equifax’s obligations under this Agreement and any offer of employment are contingent upon Executive’s satisfactory completion of a standard pre-employment drug screen and routine credit, background and reference checks. Equifax’s obligations under this Agreement are also contingent upon Executive signing Equifax’s standard “Employee Confidentiality, Non-Solicitation and Assignment Agreement,” which is attached and incorporated by reference. Executive will comply with and, if requested, execute, all codes of ethical conduct, securities trading policies and similar agreements and policies that senior executives of Equifax may from time to time be required to comply with or execute.

Sincerely,

/s/ KAREN H. GASTON
Karen H. Gaston

I, Donald T. Heroman have thoroughly read the terms and conditions contained in this letter pertaining to Equifax’s offer of employment. I fully agree to be bound by these terms and hereby accept this offer of employment.

/s/ DONALD T. HEROMAN

Donald T. Heroman

EXHIBIT A — DEFINITION OF TERRITORY

Employee acknowledges that Employee will provide Services for or on behalf of Company in the following areas (the “Territory”):

The United States

Argentina

Brazil

Canada

Chile

Costa Rica

El Salvador

Italy

Peru

Portugal

Spain

Uruguay

U.K.

EMPLOYEE CONFIDENTIALITY, NON-SOLICITATION AND

ASSIGNMENT AGREEMENT

This Employee Confidentiality, Non-solicitation and Assignment Agreement (the “Agreement”) is entered into on,

October 29, 2002 by and between Equifax Inc. on behalf of itself, its subsidiary and/or affiliate companies

      Date

(collectively “Equifax”) and the undersigned Equifax employee (“Employee”).

Statement of Facts

The purpose of this Agreement is to obtain Employee’s commitment to protect and preserve Equifax’s business relationships, Trade Secrets and Confidential Information as defined below.

Statement of Terms

1.	Employment Relationship. Employee acknowledges that (A) this Agreement is not an employment agreement, and (B) his or her employment with Equifax is not specified for any particular term. Employee will abide by Equifax’s rules, regulations, policies and practices as revised from time to time by Equifax at its sole discretion.

2.	Agreement Not to Solicit Employees. During the term of Employee’s employment by Equifax and for a period of six (6) months following the termination of Employee’s employment for any reason, Employee will not, either directly or indirectly, on his or her behalf or on behalf of others, solicit for employment or hire, or attempt to solicit for employment or hire, any Equifax employee with whom Employee had regular contact in the course of his or her employment or any Equifax employee at any facility where Employee performed services for Equifax.

3.	Trade Secrets and Confidential Information.
(a)	All Trade Secrets (defined below) and Confidential Information (defined below), and all materials containing them, received or developed by Employee during the term of his or her employment are confidential to Equifax, and will remain Equifax’s property exclusively. Except as necessary to perform Employee’s duties for Equifax, Employee will hold all Trade Secrets and Confidential Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute the Trade Secrets or Confidential Information, or any materials containing them, and will take those actions reasonably necessary to protect any Trade Secret or Confidential Information. Employee’s obligation regarding Trade Secrets will continue indefinitely, while Employee’s obligations regarding Confidential Information will cease two (2) years from the date of termination of Employee’s employment with Equifax.

(b)	“Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential Equifax customers or suppliers which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of Equifax’s efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law. “Confidential Information” means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by Equifax which are treated as confidential by Equifax and not generally disclosed by Equifax to the public, and which relate to the business or financial affairs of Equifax, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

(c)	Employee acknowledges that Equifax is obligated under federal and state credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Equifax, and that Equifax is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer credit information. In that regard, except as necessary to perform Employee’s duties for Equifax, Employee will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Equifax is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit reporting Act (15 U.S.C. § 1681 et. Seq.) and any state credit reporting statutes.

(d)	Employee agrees that any unauthorized disclosure of confidential codes or system access instructions or file data, intentional alteration or destruction of data, or unauthorized access or updating of Employees own or any other file can lead to immediate dismissal and federal prosecution under the Fair Credit Reporting Act, the Counterfeit Access Device and Computer Fraud and Abuse Act, or prosecution under other state and federal laws. Should Employee ever be approached by anyone to commit unauthorized or illegal acts or to disclose confidential materials or data, Employee will immediately report this directly to Equifax management.

(e)	Except as set forth in a separate written agreement executed by an officer of Equifax, ownership of all programs, systems, inventions, discoveries, developments, modifications, procedures, ideas, innovations, know-how or designs developed by Employee relating to his or her employment with Equifax will be Equifax’s property. Employee will cooperate in applying for patents or copyrights on those developments as Equifax requests, and assign those patents or copyrights to Equifax. The confidentiality requirements of the preceding paragraphs will apply to all of the above.

(f)	At Equifax’s request or on termination of Employee’s employment with Equifax, Employee will deliver promptly to Equifax all Equifax property in his or her possession or control, including all Trade Secrets and Confidential Information and all materials containing them.

4.	Remedies. Employee agrees that his or her promises in this Agreement are reasonable and necessary to protect and preserve the interests and assets of Equifax, and that Equifax will suffer irreparable harm if Employee breaches any of his or her promises. Therefore, in addition to all the remedies provided at law or in equity, Equifax will be entitled to a temporary restraining order and permanent injunctions to prevent a breach or contemplated breach of any of Employee’s promises. While Employee will retain the absolute right to pursue any claim, demand, action or cause of action that he or she may have against Equifax, if not otherwise compromised or released, the existence of any claim, demand, action or cause of action by Employee against Equifax, if any, will not constitute a defense to the enforcement by Equifax of any of Employee’s promises in this Agreement.

5.	Severability. Each provision of this Agreement is separate and severable from the remaining provisions, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provisions. Further, if any provision is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between that provision and any applicable law or regulation, that provision will be curtailed only to the extent necessary to make it consistent with that law or regulation.

6.	Assignment. Equifax may assign its rights and obligations under this Agreement. Employee may not assign his or her rights and obligations under this Agreement.

7.	Waiver. Equifax’s waiver of any breach of this Agreement will not be effective unless in writing, and will not be a waiver of the same or another breach on a subsequent occasion.

8.	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Georgia without reference to its conflicts of laws provisions.

9.	Entire Agreement. This Agreement contains Employee’s entire agreement with Equifax regarding the subject matter covered by this Agreement. No amendment or modification of this Agreement will be valid or binding on Equifax or Employee unless in writing signed by both parties. All prior understandings and agreements regarding the subject matter of this Agreement are terminated.

THIS AGREEMENT, AS A CONDITION OF EMPLOYEE’S EMPLOYMENT OR CONTINUED EMPLOYMENT WITH EQUIFAX, IMPOSES UPON EMPLOYEE CERTAIN CONFIDENTIALITY RESTRICTIONS WITH RESPECT TO TRADE SECRETS AND CONFIDENTIAL INFORMATION BELONGING TO EQUIFAX. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THIS AGREEMENT.

EMPLOYEE: /s/ DONALD T. HEROMAN Signature	EQUIFAX
By: /s/ KAREN H. GASTON

Print Name: Donald T. Heroman	Title: Chief Administrative Officer

Date: 10/29/02	Company/Department: Equifax Inc.